Exhibit 99.1

LITTELFUSE TO TRANSFER REED SWITCH PRODUCTION TO THE PHILIPPINES

Chicago, Illinois, November 12, 2014 – Littelfuse, Inc. (NASDAQ: LFUS) today announced plans to transfer reed switch production from its Lake Mills, Wisconsin and Suzhou, China facilities to the company’s multi-plant site in the Philippines. The Lake Mills and Suzhou facilities were acquired by Littelfuse in May 2013 as part of the Hamlin acquisition. The phased transfer of reed switch production is scheduled to be completed by the middle of 2016. This project is expected to generate approximately $5 million in annual savings once the transition is completed and is expected to result in restructuring charges and transition costs of approximately $7 million pre tax.

“Today’s announcement is consistent with other decisions we have made to rationalize our manufacturing footprint and relocate production closer to our customer base,” said Gordon Hunter, Chief Executive Officer. “The skill and dedication of our 160 production employees in Lake Mills and Suzhou made this a difficult decision. We are committed to providing career transition benefits to all those affected.”

About Littelfuse

Founded in 1927, Littelfuse is the world leader in circuit protection with growing global platforms in power control and sensing. The company serves customers in the electronics, automotive and industrial markets with technologies including fuses, semiconductors, polymers, ceramics, relays and sensors. Littelfuse has over 8,000 employees in more than 35 locations throughout the Americas, Europe and Asia.  For more information, please visit the Littelfuse website: littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 28, 2013. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended December 28, 2013.

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